EXHIBIT 23

Consent and Report of Independent Auditors

Board of Directors
MOD-PAC CORP.

We consent to the incorporation by reference in this Annual Report (Form 10-K) of MOD-PAC CORP. of our report dated January 30, 2004, included in the 2003 Annual Report to Shareholders of MOD-PAC CORP.

Our audits also included the financial statement schedule of MOD-PAC CORP. listed in Item 15(a). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-105969) pertaining to the MOD-PAC CORP. 2002 Stock Option Plan, MOD-PAC CORP. 2002 Director Stock Option Plan and MOD-PAC CORP. Employee Stock Purchase Plan of our report dated January 30, 2004, with respect to the consolidated financial statements of MOD-PAC CORP. incorporated by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

Buffalo, New York
March 25, 2004